Exhibit 99.2

News

Analyst Contact: Dan Harrison	Analyst Contact: Ellen Konsdorf
918-588-7950	877-208-7318
Media Contact: Lori Webster	Media Contact: Beth Jensen
918-588-7570	402-492-3400

ONEOK and Northern Border Partners

To Conduct Conference Call and Webcast

TULSA, Okla. — Feb. 15, 2006 — The management of ONEOK, Inc. (NYSE: OKE) and Northern Border Partners, L.P. (NYSE: NBP) will hold a joint conference call Wednesday, Feb. 15, 2006, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time) to discuss the transactions that were announced earlier today.

The call will be carried live on both ONEOK’s and Northern Border Partners’ Web sites.

What:	ONEOK, Inc. and Northern Border Partners conference call and webcast

When:	Wednesday, Feb. 15, 2006 11 a.m. Eastern Standard Time, 10 a.m. Central Standard Time

Where:	Telephone conference call at 888-675-7686, pass code 853545 or log on to ONEOK’s Web site, www.oneok.com, or Northern Border Partners’ Web site, www.northernborderpartners.com.

Why:

— ONEOK sells assets to Northern Border Partners;

— ONEOK increases general partnership interest to 100 percent in Northern Border Partners;

— Northern Border sells 20 percent of pipeline to TransCanada affiliate

If you are unable to participate in the conference call or the webcast, a replay will be available on the companies’ Web sites, www.oneok.com or www.northernborderpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 853545.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is the majority general partner of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Northern Border Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information may be found at www.northernborderpartners.com.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

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